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                                                                      EXHIBIT 10

     AGREEMENT BETWEEN COASTAL BANCORP, INC. AND JAMES C. NIVER TO PURCHASE
               AND SELL FIVE HUNDRED THOUSAND SHARES OF CBSA STOCK
                                 APRIL 23, 2002

Coastal Bancorp, Inc. (the "Buyer") has agreed to purchase and retire five hundred thousand ("500,000") shares (the "Shares") of common stock (trading under ticker symbol "CBSA") from James C. Niver (the "Seller"). The Buyer has agreed to purchase and the Seller has agreed to sell according to the following terms:

     A) The Purchase Price shall be thirty dollars ("$30.00") per share on April 23, 2002 (the "Trade Date"). The Settlement Date for this sale shall be the earlier of (a) the date that Buyer receives the funding from the trust preferred stock offering that is in process currently which is expected to close on or about June 30, 2002 or (b) July 1, 2002 (the "Settlement Date").

     B) Upon receipt of the certificates for the Shares on the Settlement Date, the Buyer shall deliver to the Seller a check or wire for the cash consideration for the Shares. Receipt of the sale proceeds by the Seller shall be conditioned upon the delivery to the Buyer of certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and in form acceptable for transfer by the Buyer's transfer agent or otherwise as acceptable to the Buyer.

     C) Seller represents and warrants that he owns all the Shares free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

     D) Seller will continue to enjoy all of the ownership rights to the shares that will be sold; including the right to receive dividends, until the shares are surrendered based on paragraph "A" above.

     E) Notwithstanding that the Settlement Date for the shares will occur at a future date, this agreement shall be deemed effective as of the date of acceptance of the terms as evidenced by the signatures below.

     F) While management has authority to repurchase these shares of stock, the Buyer's Board of Directors will be asked to ratify this transaction in the regularly scheduled Board of Directors meeting on April 25, 2002.

     G) Buyer intends to file a copy of this agreement as an exhibit to the Buyer's filings with the Securities and Exchange Commission (the "SEC") and the Seller consents thereto.

     H) Buyer will assist Seller in making all requisite regulatory filings and disclosures of this transaction including Form 4 and Schedule 13D with the SEC.

     I) Buyer will prepare and distribute a press release concerning this transaction and the Seller consents thereto.

Accepted and Agreed on April 23, 2002

/s/ Manuel J. Mehos
---------------------------------
Manuel J. Mehos, Chairman and CEO
Coastal Bancorp, Inc.
5718 Westheimer, Suite #600
Houston, Texas 77057

/s/ James C. Niver
---------------------------------
Mr. James C. Niver
203 Heritage Oaks Lane
Houston, Texas 77024-7309